Exhibit (d)(2)

INDEPENDENT BANK CORPORATION

LONG-TERM INCENTIVE PLAN

(EMPLOYEE OPTION)

STOCK OPTION AGREEMENT

OPTION AGREEMENT made this          day of                                 ,         , between INDEPENDENT BANK CORPORATION (the "Company") and                                              , an employee of the Company or one of its subsidiaries (the "Employee"), pursuant to the Independent Bank Corporation Long-Term Incentive Plan, as amended (the "Plan").

IT IS AGREED AS FOLLOWS:

1.         Grant of Option.  Pursuant to the Plan, the Company hereby grants to the Employee the option to purchase               shares of the Company's common stock, par value $1.00 per share (the "Option Shares"), on the terms and conditions herein set forth (the "Option").  None  of the Option Shares covered by this Option shall be incentive stock options ("ISOs") pursuant to the provisions of Section 422A of the Internal Revenue Code of 1986, as amended.  All Option Shares covered by this Option are designated as non-ISOs.

2.         Purchase Price.  The purchase price of the Option Shares covered by this Option shall be $___ per share.  The price represents one hundred percent (100%) of the fair market value of a share of the Company's common stock on this date (or higher if required by the Plan).

3.         Term of Option.  The term of this Option shall expire on                                , subject in each case to earlier termination as provided in subsequent paragraphs of this Agreement.  This Option may be exercised and shares may be purchased at any time and from time to time after execution of this Agreement, subject to the vesting schedule set forth below.  Except as provided below and in paragraph 7(c) below, on each date set forth below, the Option will vest and become exercisable with respect to the fraction of Option Shares set forth opposite such date if Grantee is employed by the Company or a Subsidiary as of such date:

Date	Percent of Option Shares Vested to Date

Notwithstanding the foregoing vesting schedule, the Option shall be fully vested and exercisable with respect to all of the Option Shares upon a change of control of the Company, as provided for under the Plan.

4.         Manner of Exercise of Option.  Subject to paragraph 3 above, this Option may be exercised at any time and from time to time, as to any part or all of the shares covered hereby, but not as to less than 100 shares at any one time, unless the number purchased is the total number at that time purchasable under this Option.  This Option shall be exercised by written notice to the Company.  The notice shall state the number of shares with respect to which the Option is being exercised, shall be signed by the person exercising this Option, and shall be accompanied by payment of the full purchase price of the shares.  This Option agreement shall be submitted to the Company with the notice for purposes of recording the shares being purchased, if exercised in part, or for purposes of cancellation if all shares then subject to this Option are being purchased.  In the event the Option shall be exercised pursuant to paragraph 7(c) hereof by any person other than the Employee, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option.  Payment of the purchase price shall be made by: (a) cash, check, bank draft, or money order, payable to the order of the Company; (b) the delivery by the Employee of unencumbered shares of common stock of the Company with a fair market value on the date of exercise equal to the total purchase price of the shares to be purchased (and which have been owned by Optionee for a period of at least six consecutive months); (c) the reduction in the number of shares issuable upon exercise (based on the fair market value of the shares on the date of exercise); or (d) a combination of (a), (b), and (c).  Upon exercise of all or a portion of this Option, the Company shall issue to the Employee a stock certificate representing the number of shares with respect to which this Option was exercised.

5.         Tax Withholding.  The exercise of this Option is subject to the satisfaction of withholding tax or other withholding liabilities, if any, under federal, state and local laws in connection with such exercise or the delivery or purchase of shares pursuant hereto.  The exercise of this Option shall not be effective unless applicable withholding shall have been effected or obtained in the following manner or in any other manner acceptable to the Committee.  Unless otherwise prohibited by the Committee, Optionee may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold from the shares otherwise issuable to Optionee as a result of the exercise of this Option a number of shares having a fair market value as of the date that the amount of tax to be withheld is to be determined ("Tax Date"), which shall be the date of exercise of the Option, less than or equal to the amount of the withholding tax obligation; or (c) delivering to the Company unencumbered shares of the Company's common stock owned by Optionee having a fair market value, as of the Tax Date, less than or equal to the amount of the withholding tax obligation.

6.         Transferability of Option.  Except as provided below, this Option shall not be sold, transferred, assigned, pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, levy, attachment or similar process.  Except as provided below, any attempted sale, transfer, assignment, pledge, hypothecation or other disposition of this Option contrary to the terms hereof, and any execution, levy, attachment or similar process upon the Option, shall be null and void and without effect.  This Option may be transferred to (a) Employee's spouse, children or grandchildren (each an "Immediate Family Member"), (b) a trust or trusts for the exclusive benefit of an Immediate Family Member, or (c) a partnership or limited liability company whose only partners or members are Immediately Family Members.  Each of the persons and entities listed above are referred to as a "Permitted Transferee."  Options may be transferred to a Permitted Transferee provided that there may be no consideration for the transfer.  Following any transfer, this Option shall continue to be subject to the same terms and conditions immediately prior to transfer.

7.         Termination of Employment.

(a)        Termination of Employment for Reasons Other Than Retirement, Disability or Death. If the Employee ceases to be employed by the Company for any reason other than retirement or on account of disability or death, this Option shall, to the extent rights to purchase shares hereunder have accrued at the date of such termination and shall not have been fully exercised, be exercisable, in whole or in part, at any time within a period of three (3) months following cessation of the Employee's employment, subject, however, to prior expiration of the term of this Option and any other limitations upon its exercise in effect at the date of exercise.

(b)        Termination of Employment Due to Disability. If the Employee ceases to be employed by the Company on account of Disability, this Option shall, to the extent rights to purchase shares hereunder have accrued at the date of such Disability and have not been fully exercised, be exercisable, in whole or in part, prior to expiration of the term of this Option, subject to any other limitations imposed by the Plan. If the Employee dies after such disability, this Option shall be exercisable in accordance with paragraph 7(d) hereof.

(c)        Termination of Employment Due to Retirement.  If the Employee ceases to be employed by the Company by reason of Retirement, this Option shall, (i) to the extent rights to purchase shares hereunder have accrued as of the date of such Retirement and have not been fully exercised, and (ii) if the date of Retirement is at least twelve (12) months subsequent to the date of this Agreement, this Option shall be vested at the rate of twenty percent (20%) of the number of Option Shares multiplied by the Employee's age (determined at the date of termination of employment) less 55, be exercisable, in whole or in part, prior to expiration of the term of this Option, subject to any limitations imposed by the Plan.  If the Employee dies after such Retirement, this Option shall be exercisable in accordance with paragraph 7(d) hereof.

(d)        Termination of Employment Due to Death. Upon the Employee's death, this Option shall, to the extent rights to purchase shares hereunder have accrued at the date of death and shall not have been fully exercised, be exercisable, in whole or in part, by the personal representative of the Employee's estate, by any person or persons who shall have acquired this Option directly from the Employee by bequest or inheritance or a Permitted Transferee at any time within one (1) year after his or her death, subject to the earlier expiration of this Option.

(e)        Termination of Option.  If this Option is not exercised within whichever of the exercise periods specified in paragraph 7(a), 7(b), 7(c), or 7(d) is applicable, this Option shall terminate upon expiration of such exercise period.

8.         Changes in Capital Structure.  The number of shares covered by this Option, and the price per share, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock of the Company resulting from any combination of shares or the payment of a stock dividend on the Company's common stock or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company.

If the Company shall be the surviving corporation in any merger or consolidation, or if the Company is merged into a wholly owned subsidiary solely for purposes of changing the Company's state of incorporation, this Option shall pertain to and apply to the securities to which a holder of the same number of shares as are then subject to this Option would have been entitled.  A dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation, except as above provided, shall cause this Option to immediately vest and become exercisable in full, and the Employee shall in such event have the right immediately prior to such dissolution or liquidation, or merger or consolidation in which the Company is not the surviving corporation, to exercise this Option in whole or in part.

In the event of a change in the common stock of the Company as presently constituted, which is limited to a change of all its authorized shares into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the shares subject to this Option.

Except as expressly provided in this paragraph 8, the Employee shall have no rights by reason of: (i) any subdivision or combination of shares of stock of any class; (ii) the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class; or (iii) any dissolution, liquidation, merger or consolidation or spinoff of assets or stock of another corporation.  Except as provided in this paragraph 8, any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of stock subject to this Option.

The grant of this Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

9.         Rights as a Shareholder.  Neither the Employee nor a transferee of this Option shall have any rights as a shareholder with respect to any shares covered hereby until the date he or she shall have become the holder of record of such shares.  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date on which he or she shall have become the holder of record thereof, except as provided in paragraph 8 hereof.

10.       Modification, Extension and Renewal.  Subject to the terms and conditions and within the limitations of the Plan, the Committee, subject to approval of the Board of Directors, may modify or renew this Option, or accept its surrender (to the extent not theretofore exercised) and authorize the granting of a new option or options in substitution therefor (to the extent not theretofore exercised).  Notwithstanding the foregoing, no modification shall, without the consent of the Employee, alter or impair any rights or obligations hereunder.

11.       Postponement of Delivery of Shares and Representations.  The Company, in its discretion, may postpone the issuance and/or delivery of shares upon any exercise of this Option until completion of such stock exchange listing, or registration, or other qualification of such shares under any state and/or federal law, rule or regulation as the Company may consider appropriate, and may require any person exercising this Option to make such representations, including a representation that it is the Employee's intention to acquire shares for investment and not with a view to distribution thereof, and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations. In such event, no shares shall be issued to such holder unless and until the Company is satisfied with the accuracy of any such representations.

12.       Subject to Plan.  This Option is subject to the terms and provisions of the Plan.  If any inconsistency exists between the provisions of this Agreement and the Plan, the Plan shall govern.

13.       Replacement Options.  This Option has been granted pursuant to the terms and conditions of the Company's Stock Option Exchange Program, as described in that certain Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated March 1, 2010, as amended, modified, and supplemented from time to time (the "Offer to Exchange"), and replaces all Eligible Options (as defined in the Offer to Exchange) and agreements representing Eligible Options surrendered in exchange for this Option.

IN WITNESS WHEREOF, this Stock Option Agreement has been executed the date first above written.

INDEPENDENT BANK CORPORATION

                                                                                    By

                                                                                         Its

EMPLOYEE

                                                         RECORD OF EXERCISE

Date	Number of Shares	Price Per Share	Shares Subject to Option After Exercise